EXHIBIT 12.1
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                             WEINGARTEN REALTY INVESTORS
             COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                  TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                (AMOUNTS IN THOUSANDS)



                                                                  Three Months Ended
                                                                      March 31,
                                                              --------------------------
                                                                  2000           1999
                                                              ------------  ------------
Net income available to common shareholders . . . . . . . . .  $   14,441    $   13,524

Add:
Portion of rents representative of the interest factor. . . .         223           329
Interest on indebtedness. . . . . . . . . . . . . . . . . . .      10,194         8,033
Preferred dividends . . . . . . . . . . . . . . . . . . . . .       5,010         4,563
Amortization of debt cost . . . . . . . . . . . . . . . . . .          95            94
                                                              ------------  ------------
    Net income as adjusted. . . . . . . . . . . . . . . . . .  $   29,963       $26,543
                                                              ============  ============

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . . . . .  $   10,194    $    8,033
Capitalized interest. . . . . . . . . . . . . . . . . . . . .         505           447
Preferred dividends . . . . . . . . . . . . . . . . . . . . .       5,010         4,563
Amortization of debt cost . . . . . . . . . . . . . . . . . .          95            94
Portion of rents representative of the interest factor. . . .         223           329
                                                              ------------  ------------
    Fixed charges . . . . . . . . . . . . . . . . . . . . . .  $   16,027    $   13,466
                                                              ============  ============

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . . . .        1.87          1.97
                                                              ============  ============


Net income available to common shareholders . . . . . . . . .  $   14,441    $   13,524
Depreciation and amortization . . . . . . . . . . . . . . . .      13,104        11,543
Extraordinary charge (early retirement of debt) . . . . . . .                       149
                                                              ------------  ------------
    Funds from operations . . . . . . . . . . . . . . . . . .      27,545        25,216

Add:
Portion of rents representative of the interest factor. . . .         223           329
Preferred dividends . . . . . . . . . . . . . . . . . . . . .       5,010         4,563
Interest on indebtedness. . . . . . . . . . . . . . . . . . .      10,194         8,033
Amortization of debt cost . . . . . . . . . . . . . . . . . .          95            94
                                                              ------------  ------------
    Funds from operations as adjusted . . . . . . . . . . . .  $   43,067    $   38,235
                                                              ============  ============

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . .        2.69          2.84
                                                              ============  ============

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